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                                                                     EXHIBIT 10B

Case No.:  00-00416A

Department No.:  1


             FIRST JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA

                            IN AND FOR CARSON CITY


NEVADA POWER COMPANY,                     )
                                          )
       Petitioner,                        )
                                          )         STIPULATION AND AGREEMENT TO
 versus                                   )         COMPROMISE AND SETTLE
                                          )
PUBLIC UTILITIES COMMISSION OF NEVADA,    )
                                          )
        Defendant.                        )
_________________________                 /


     This Stipulation And Agreement To Compromise And Settle ("Stipulation") is intended as a formal settlement and compromise among the Parties as to any and all claims for relief and causes of action asserted in the actions set forth in Case Nos. 97-00742A, 99-00470A, 99-00754A, and 00-00416A, which pertain to the judicial review of deferred energy dockets, orders and decisions which form the subject matter of said action.

     1. Nevada Power Company ("Nevada Power") will dismiss with prejudice First Judicial District Court of Nevada Case Nos. 97-00742A, 99-00470A, 99-00754A, and 00-00416A, and release, without limitation, any and all rights, claims,

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demands, and causes of action set forth in said actions or which could have been litigated in such proceedings.

          2. Nevada Power will release any and all claims for any and all remaining deferred energy balances of whatsoever kind or nature claimed in Docket Nos. 97-00742A, 99-00470A, 99-0754A, and 00-00416A.

          3. Nevada Power will remit, release, and waive whatever rights and claims it may have to collect the shortfall set forth and described at NRS (S) 704.9826.

                                BTER Adjustment

          4. On August 1, 2000, Nevada Power will adjust its Base Tariff Energy Rates ("BTER") to produce the revenues as allocated in Exhibit 1, attached hereto, which exhibit is fully incorporated herein by reference and made a part hereof as though fully set forth in this paragraph.

                                DEAA Adjustment

          5. Nevada Power's current deferred energy accounting adjustment ("DEAA") rates, effective May 1, 2000, will terminate effective August 1, 2000. In consideration of such termination and the covenants and conditions contained in this Stipulation, Nevada Power shall recover out of the first-available after-tax proceeds from the sale of Nevada Power generation assets above book value and costs of sale, the sum of $15,000,000. Until such recovery is completed Nevada Power may accrue carrying charges at an annual rate of 9.5% on the unrecovered balance.

                         Fuel and Purchase Power Rider

          6. Nevada Power will implement a monthly Fuel and Purchase Power ("F&PP") rider. Nevada Power's first F&PP rider filing will be made no later

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than August 1, 2000, with rate schedules effective September 1, 2000.
Thereafter, Nevada Power will make monthly filings to adjust the F&PP rider with rate schedules to be effective forty-five (45) days after the date of each filing.

          6.1 The monthly change in the F&PP rider for each rate class will be determined as the difference between the Nevada jurisdictional total fuel and purchased power costs for the twelve month period beginning fourteen months prior to the adjustment month divided by the Nevada jurisdictional kWh sales for the same period, and the total Nevada jurisdictional fuel and purchased power costs for the twelve month period beginning fifteen months prior to the adjustment month divided by the Nevada jurisdictional kWh sales for the same period. The methodology for calculating the F&PP rider is attached as Exhibit 2.

          6.2 Monthly adjustments to the F&PP rider will not result in changes upward or downward that exceed those in the following schedule:

          (a) 0.95 mils per kWh for each of the first six monthly filings.

          (b) 1.15 mils per kWh for each of the second six monthly filings.

          (c) 1.35 mils per kWh for each of the next six monthly filings.

          (d) 1.55 mils per kWh for each of the next six monthly filings.

          (e) 1.75 mils per kWh on a monthly basis for filings through December 15, 2002 for rates effective February 1, 2003 to February 28, 2003.

          6.3 These adjustments are calculated exclusive of any Purchased Power Agreement Adjustment Mechanism ("PPAAM") incorporated into this F&PP rider. It is also recognized that with the implementation of any PPAAM that the F&PP rider calculation will be adjusted to recognize the impact of the PPAAM.

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          6.4 No later than October 1, 2002, Nevada Power will make a filing in the form of a general rate case to reset all components of rates such rates to be effective March 1, 2003.

          7. The Parties to this Stipulation are of the opinion that such monthly F&PP filings to be made by Nevada Power are lawful under NRS Chapter 704, and that such filing should be accepted by the Public Utilities Commission of Nevada ("Commission") for review, and warrant that they will not oppose such filing for review nor challenge the legality of such filing in any administrative or court proceeding. The Parties, other than the Commission, will not seek to suspend the schedules implementing the rate changes set forth in the monthly F&PP filings, and will support Nevada Power's request not to suspend such schedules. The Parties agree to support expedited treatment of such filings.

          8. Nevada Power will include with each F&PP monthly filing a statement of its separate fixed charge coverage ratio calculations for the 12-month period covered by the F&PP rider filing. If the acquisition of Portland General Electric is consummated, any goodwill amortization expense associated with the transaction shall not be included in the calculation of the fixed charge coverage ratio. The form of the calculation is attached hereto as Exhibit
3. Such fixed charge covenants shall be calculated before giving effect to extraordinary gains or losses. Nevada Power will not implement an increase in the F&PP rider when its respective fixed charge ratio is at or exceeds 2.5 times. Nothing in this paragraph 8 will be deemed to permit adjustments to the F&PP rider that would exceed the limitations to the F&PP rider outlined in Paragraph 6.2 above.

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          9.  Within sixty (60) days after the effective date of this
Stipulation, an independent audit of Nevada Power's financial condition will be conducted to verify the need for the BTER adjustment referenced in Paragraph 4 of this Stipulation. Such audit shall also include an investigation of Nevada Power's fuel and purchased power costs for the 12-month period ending on July 31, 2000. If that audit fails to satisfy and demonstrate that the F&PP costs during the period were prudently incurred, then any interested party may petition for hearing before the Commission. If, after hearing, the Commission finds that Nevada Power's prudently incurred annual F&PP costs for the twelve month period ended July 31, 2000 were less than the revenue requirement set forth in Exhibit 1, the BTER and F&PP rates shall be readjusted to reflect the proper amount. Any amounts overcollected pursuant to such rates, or collected in excess of the maximum rate increase that would have been allowed pursuant to any subsequent F&PP adjustment had the proper amount been originally implemented, shall be refunded in accordance with a refund plan specified by the Commission in its order.

          10. Six months following the implementation of the F&PP rider mechanism, and every six months thereafter (unless changed by the Commission) Nevada Power will file with the Commission an independent audit of fuel and purchased power purchasing practices. Any findings of imprudence by the Commission will be reflected in future F&PP adjustment filings, and all parties retain any and all rights with respect to said F&PP filings except those specifically involved herein. The Company will not object to such audit results being made available by the Commission to any party to this Stipulation or as required under any applicable law.

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          11. Nevada Power's obligations to make monthly F&PP filings, all limitations on F&PP adjustments, and the requirement to perform and to file independent audits of the F&PP shall cease December 15, 2002, with an audit covering purchases up to October 31, 2002. Notwithstanding the provisions of Paragraph 6, if Nevada Power's obligation to provide provider of last resort ("PLR") service ends prior to March 1, 2003, the F&PP adjustment mechanism will terminate at that time and Nevada Power will file a final audit covering the period ending on the date of termination. Disposition of amounts identified by the final audit will be determined by the Commission. If Nevada Power remains obligated to provide PLR service through an affiliate, such affiliate will also be permitted the use of the F&PP rider pursuant to the terms of this Stipulation.

          12. Exhibits 1 and 2 reflect and account for the Hoover B benefit prescribed in Nevada Power's contract with the Colorado River Commission as set forth in a stipulation entered into in Commission Docket No. 99-7035 and previously approved by the Commission.

                               Other Provisions

          13. General rates (non-fuel and non-purchased power) for Nevada Power will remain capped until March 1, 2003 as required by NRS (S) 704.982 and NRS
(S)704.9823.

          14. The provisions of this Stipulation are not severable and, in the event this Stipulation is not approved by the Commission in an open meeting and not approved by the Court in its entirety as set forth herein, it shall be deemed withdrawn without prejudice to any claims or contentions which may have been made in this

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proceeding by any party, and it shall not be admissible as evidence, or described or discussed in any future proceeding.

          15. This Stipulation is subject to the Commission's approval and is made upon the express understanding that it constitutes a negotiated settlement of all issues set forth herein, and is contingent upon Commission approval of the stipulations concurrently submitted in Commission Docket Nos. 00-5003, 00-5005, 99-4001, 99-4002, 99-4005, 99-4006, Case No. CV-99-01743 in the Second
Judicial District in the State of Nevada in and for Washoe County, and Case No. CV-N-157DWH VPC filed in the United States District Court for the District of Nevada..

          16. Except for those rights, claims and/or defenses as are expressly waived herein, all Parties reserve any and all rights, claims and defenses of whatsoever kind or nature with respect to any proceeding contemplated herein. The Parties agree to take all possible action to support this Stipulation, and to take no action, direct or indirect, in opposition to the request for approval of this Stipulation.

PUBLIC UTILITIES COMMISSION               BUREAU OF CONSUMER
OF NEVADA                                 PROTECTION


By________________________________  By_______________________________
  Jeff Parker, General Counsel           Timothy Hay, Consumer Advocate


MIRAGE RESORTS, PARK PLACE                NEVADA POWER COMPANY
ENTERTAINMENT, INC., MANDALAY
RESORTS


By________________________________  By___________________________
  Martha Ashcraft                        William E. Peterson

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